Exhibit 21.1
Universal Electronics Inc.
List of Subsidiaries of the Registrant
C.G. Development Ltd. (organized under the laws of Hong Kong)
CG Mexico Remote Controls, S.R.L. de C.V. (organized under the laws of Mexico)
Ecolink Intelligent Technology, Inc. (organized under the laws of Delaware)
Enson Assets Ltd. (organized under the laws of the British Virgin Islands)
Gemstar Polyfirst Ltd. (organized under the laws of Hong Kong)
Gemstar Technology (Qinzhou) Co. Ltd. (organized under the laws of the People's Republic of China)
Gemstar Technology (Yangzhou) Co. Ltd. (organized under the laws of the People's Republic of China)
Guangzhou Universal Electronics Service Co., Ltd. (organized under the laws of the People's Republic of China)
One For All Argentina S.R.L (organized under the laws of Argentina)
One For All France S.A.S. (organized under the laws of France)
One For All GmbH (organized under the laws of Germany)
One For All Iberia S.L. (organized under the laws of Spain)
One For All UK, Ltd. (organized under the laws of the United Kingdom)
RCS Technology, LLC (organized under the laws of Delaware)
UE Japan Ltd. (organized under the laws of Japan)
UE Singapore Pte. Ltd. (organized under the laws of the Republic of Singapore)
UEI Cayman Inc. (organized under the laws of the Cayman Islands)
UEI do Brasil Controles Remotos Ltda. (organized under the laws of Brazil)
UEI Electronics Pte. Ltd. (organized under the laws of India)
UEI Hong Kong Pte. Ltd. (organized under the laws of Hong Kong)
UE Korea Ltd. (organized under the laws of South Korea)
Universal Electronics B.V. (organized under the laws of the Netherlands)
Universal Electronics Italia S.R.L. (organized under the laws of Italy)
Universal Electronics Trading Co. Ltd. (organized under the laws of the People's Republic of China)
Universal Electronics Yangzhou Co. Ltd. (organized under the laws of the People's Republic of China)
Yangzhou Universal Trading Co. Ltd. (organized under the laws of the People's Republic of China)